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Registration Statement No. 333-206013
Dated August 18, 2015; Rule 433

5 YEAR FLOATING RATE NOTES DUE 2020
GLOBAL NOTES, SERIES A

Terms and Conditions Tuesday, August 18, 2015

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Final Terms of the Notes

Issuer :
Issuer Rating :
Form of Debt :
Lead Manager :
Nominal Amount :
Trade Date :
Issue Date :
Maturity Date :
Coupon :
Reoffer Price :
Day Count Basis :
Payment Dates :

Early Redemption :
Redemption :
Business Days :
Listing :
Denominations :
ISIN :
CUSIP :
Co-managers :

Settlement :
Calculation Agent :
Documentation :
Resolution Measures:

Deutsche Bank AG
BBB+ (SandP), A3 Negative (Moody's), A Negative (Fitch)
Senior, unsecured
Deutsche Bank Securities
USD 300,000,000
17 August 2015
20 August 2015
20 August 2020
3-month USD Libor plus 1.31%
100.00%
Actual/360, adjusted modified following
Quarterly in arrears, payable 20 February, 20 May, 20
August and 20 November of
each year, commencing 20 November 2015
None
100.00%
New York, TARGET and London
None
USD 1,000
US25152R2V48
25152R2V4
BBandT Capital Markets, a division of BBandT Securities,
LLC, BNY Mellon Capital
Markets, LLC, Comerica Securities, Inc., Drexel Hamilton,
LLC, The Huntington
Investment Company, KeyBanc Capital Markets Inc., Mischler
Financial Group, Inc.,
Multi-Bank Securities, Inc., RBC Capital Markets, LLC,
Regions Securities LLC, Scotia
Capital (USA) Inc., TD Securities (USA) LLC, U.S. Bancorp
Investments, Inc.
DTC and Euroclear/Clearstream
Deutsche Bank AG
SEC Registered
Holders of the notes will be bound by and will be deemed to
consent to the imposition
of any Resolution Measures (as defined below) by the
Issuer's competent resolution
authority, which may include the write down of all, or a
portion, of any payment on the
notes. Please see "Resolution Measures" below for more
information.

([]) This amended and restated free writing prospectus
amends and restates the free writing prospectus dated
August 17,
2015 with respect to the 5 Year Floating Rate Notes due
2020 in its entirety.
Capitalized terms used but not defined in this term sheet
have the meanings assigned to them in the accompanying
prospectus supplement and prospectus.
[] Prospectus supplement dated July 31, 2015:
http://www.sec.gov/Archives/edgar/data/1159508/000095010315
006048/crt-dp58161_424b2.pdf
[] Prospectus dated July 31, 2015:
http://www.sec.gov/Archives/edgar/data/1159508/000119312515
273165/d40464d424b2.htm

Deutsche Bank AG has filed a registration statement
(including a prospectus) with the Securities and Exchange
Commission for the offering to which this term sheet
relates. Before you invest, you should read the prospectus
in that registration statement and the other documents
relating to this offering that Deutsche Bank AG has filed
with the SEC for more complete information about Deutsche
Bank AG and this offering. You may obtain these documents
without cost by visiting EDGAR on the SEC website at
www.sec.gov. Alternatively, Deutsche Bank AG, any agent or
any dealer participating in this offering will arrange to
send you the prospectus, prospectus supplement and this
term sheet if you so request by calling toll-free
1-800-503-4611.

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Registration Statement No. 333-206013
Dated August 18, 2015; Rule 433

5 YEAR FLOATING RATE NOTES DUE 2020
GLOBAL NOTES, SERIES A

Terms and Conditions Tuesday, August 18, 2015

RESOLUTION MEASURES

On May 15, 2014, the European Parliament and the Council of
the European Union published a directive for establishing a
framework for the recovery and resolution of credit
institutions and investment firms (commonly referred to as
the "Bank Recovery and Resolution Directive"). The Bank
Recovery and Resolution Directive requires each member
state of the European Union to adopt and publish by
December 31, 2014 the laws, regulations and administrative
provisions necessary to comply with the Bank Recovery and
Resolution Directive. Germany has adopted the Recovery and
Resolution Act (Sanierungs- und Abwicklungsgesetz, or
"Resolution Act"), which became effective on January 1,
2015. The Resolution Act may result in the notes being
subject to any Resolution Measure by our competent
resolution authority if we become, or are deemed by our
competent supervisory authority to have become,
"non-viable" (as defined under the then applicable law) and
are unable to continue our regulated banking activities
without a Resolution Measure becoming applicable to us. By
acquiring the notes, you will be bound by and deemed to
consent to the provisions set forth in the accompanying
prospectus, which we have summarized below.

By acquiring the notes, you will be bound by and will be
deemed to consent to the imposition of any Resolution
Measure by our competent resolution authority. Under the
relevant resolution laws and regulations as applicable to
us from time to time, the notes may be subject to the
powers exercised by our competent resolution authority to:
(i) write down, including to zero, any payment on the
notes; (ii) convert the notes into ordinary shares or other
instruments qualifying as core equity tier 1 capital;
and/or (iii) apply any other resolution measure, including
(but not limited to) a transfer of the notes to another
entity, an amendment of the terms and conditions of the
notes or the cancellation of the notes. We refer to each of
these measures as a "Resolution Measure." Furthermore, by
acquiring the notes, you: [] are deemed irrevocably to have
agreed, and you will agree: (i) to be bound by any
Resolution Measure; (ii) that you will have no claim or
other right against us arising out of any Resolution
Measure; (iii) and that the imposition of any Resolution
Measure will not constitute a default or an event of
default under the notes, under the senior indenture dated
November 22, 2006 among us, Law Debenture Trust Company of
New York, as trustee, and Deutsche Bank Trust Company
Americas, as issuing agent, paying agent, authenticating
agent and registrar, as amended and supplemented from time
to time (the "Indenture"), or for the purpose of the Trust
Indenture Act of 1939, as amended (the "Trust Indenture
Act"); [] waive, to the fullest extent permitted by the
Trust Indenture Act and applicable law, any and all claims
against the trustee and the paying agent for, agree not to
initiate a suit against the trustee and the paying agent in
respect of, and agree that neither the trustee nor the
paying agent will be liable for, any action that the
trustee or the paying agent takes, or abstains from taking,
in either case in accordance with the imposition of a
Resolution Measure by our competent resolution authority
with respect to the notes; and [] will be deemed
irrevocably to have (i) consented to the imposition of any
Resolution Measure as it may be imposed without any prior
notice by the competent resolution authority of its
decision to exercise such power with respect to the notes
and (ii) authorized, directed and requested DTC and any
participant in DTC or other intermediary through which you
hold such notes to take any and all necessary action, if
required, to implement the imposition of any Resolution
Measure with respect to the notes as it may be imposed,
without any further action or direction on your part or on
the part of the trustee, paying agent, issuing agent,
authenticating agent, registrar or calculation agent.

This is only a summary, for more information please see the
accompanying prospectus dated July 31, 2015, including the
risk factor "The securities may become subordinated to the
claims of other creditors, be written down, be converted or
become subject to other resolution measures. You may lose
part or all of your investment if any such measure becomes
applicable to us."
THE NOTES MAY BECOME SUBORDINATED TO THE CLAIMS OF OTHER
CREDITORS, BE WRITTEN DOWN, BE CONVERTED OR BECOME SUBJECT
TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF
YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO
US
We expect additional Resolution Measures to become
applicable to us when the European regulation of July 15,
2014 relating to the resolution of credit institutions and
certain investment firms in the framework of a Single
Resolution Mechanism and a Single Resolution Fund (commonly
referred to as the "SRM Regulation") becomes effective on
January 1, 2016. On May 26, 2015, the German Federal
Government published a draft bill of a Resolution Mechanism
Act. One of this law's primary purposes would be to conform
German law to the SRM Regulation. In addition, the draft
bill proposes that in the event of an insolvency
proceeding, senior unsecured debt instruments would by
operation of law rank junior to all other outstanding
unsecured unsubordinated obligations, but in priority to
all contractually subordinated instruments. The proposed
subordination would not apply if the terms of the senior
unsecured debt instruments provide that (i) the repayment

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Registration Statement No. 333-206013
Dated August 18, 2015; Rule 433

[GRAPHIC OMITTED]

5 YEAR FLOATING RATE NOTES DUE 2020
GLOBAL NOTES, SERIES A

Terms and Conditions Tuesday, August 18, 2015

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amount depends on the occurrence or non-occurrence of a
future event, or will be settled in kind, or (ii) the
interest amount depends on the occurrence or non-occurrence
of a future event, unless it depends solely on a fixed or
variable reference interest rate and will be settled in
cash. Instruments that are typically traded on money
markets would not be subject to the proposed subordination.
The proposed order of priorities would apply to insolvency
proceedings commenced on or after January 1, 2016. If
enacted, the proposed subordination of senior unsecured
debt instruments could apply to the notes, which would most
likely result in a larger share of loss being allocated to
the notes in the event of an insolvency proceeding or the
imposition of any Resolution Measures by the competent
resolution authority. The final version of the Resolution
Mechanism Act may provide for additional Resolution
Measures that may become applicable to us.
By acquiring the notes, you will have no claim or other
right against us arising out of any subordination or
Resolution Measure, and we would have no obligation to make
payments under the notes following the imposition of a
Resolution Measure. In particular, the imposition of any
Resolution Measure will not constitute a default or an
event of default under the notes, under the Indenture or
for the purpose of the Trust Indenture Act. Furthermore,
because the notes are subject to any Resolution Measure,
secondary market trading in the notes may not follow the
trading behavior associated with similar types of
securities issued by other financial institutions which may
be or have been subject to a Resolution Measure.
In addition, by your acquisition of the notes, you waive,
to the fullest extent permitted by the Trust Indenture Act
and applicable law, any and all claims against the trustee
and the paying agent for, agree not to initiate a suit
against the trustee and the paying agent in respect of, and
agree that neither the trustee nor the paying agent will be
liable for, any action that the trustee or the paying agent
takes, or abstains from taking, in either case in
accordance with the imposition of a Resolution Measure by
our competent resolution authority with respect to the
notes. Accordingly, you may have limited or circumscribed
rights to challenge any decision of our competent
resolution authority to impose any Resolution Measure.